Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054

www.svb.com

For release at 1:00 P.M. (Pacific Time)	Contact:
July 27, 2006	Lisa Bertolet	Meghan O’Leary
	Investor Relations	Public Relations
	(408) 654-7282	(408) 654-6364

NASDAQ: SIVB

SVB FINANCIAL GROUP ANNOUNCES 2006 SECOND QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — July 27, 2006 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the quarter ended June 30, 2006.

Consolidated net income totaled $13.6 million for the quarter ended June 30, 2006, which represents a decrease of $8.7 million or 39.0 percent as compared to consolidated net income of $22.3 million for the first quarter of 2006. Consolidated net income for the second quarter of 2006 decreased by $7.3 million compared to consolidated net income of $20.9 million for the second quarter of 2005. Compensation and benefits expense, a component of noninterest expense, included $5.6 million in share-based compensation expense in the second quarter of 2006 compared to $2.2 million in the second quarter of 2005.  Additionally, consolidated net income for the second quarter of 2006 includes a charge of $18.4 million due to impairment of goodwill.

Consolidated net income totaled $35.9 million for the six months ended June 30, 2006, a decrease of $7.9 million, or 18.0 percent, compared to $43.8 million for the same period a year ago.

Earnings per diluted common share (EPS) were $0.36 for the second quarter of 2006 compared to EPS of $0.58 for the first quarter of 2006. EPS were $0.54 for the second quarter of 2005.

EPS for the six months ended June 30, 2006 were $0.94 versus $1.13 for the same period a year ago.

Non-GAAP consolidated net income for the second quarter of 2006 was $24.0 million, compared with $22.3 million for the first quarter of 2006 and $20.9 million for the second quarter of 2005. Non-GAAP consolidated net income for the second quarter of 2006 excludes a pre-tax charge of $18.4 million due to an impairment of goodwill. Non-GAAP consolidated net income for the first quarter of 2006 and the second quarter in 2005 had no similar items. A complete reconciliation between non-GAAP consolidated net income and GAAP consolidated net income for the second quarters of 2006 and 2005, the first quarter of 2006, and the first six months of 2006 and 2005 is provided in an attached table under the section “Use of Non-GAAP Financial Measures”.

Second Quarter Highlights

•                  Net interest margin increased to 7.30 percent in the second quarter of 2006 from 7.25 percent in the first quarter of 2006.

•                  The yield on the Company’s loan portfolio rose to 10.31 percent for the second quarter of 2006 from 10.07 percent in the first quarter of 2006.

•                  Net interest income increased by $1.9 million to $85.8 million in the second quarter of 2006 from $83.9 million in the first quarter of 2006.

•                  Noninterest income increased by $17.6 million in the second quarter of 2006 to $41.0 million from $23.4 million in the first quarter of 2006.

•                  Noninterest expense increased by $22.9 million, inclusive of a charge of $18.4 million due to impairment of goodwill and a $1.8 million charge in connection with the expected settlement of a litigation matter, to $93.6 million in the second quarter of 2006 from $70.7 million in the first quarter of 2006.

•                  Quarterly average loans of $2.7 billion in the second quarter of 2006 were 2.5 percent higher than for the first quarter of 2006, and represented the highest quarterly average in the Company’s history.

•                  The Company recorded a provision for loan losses of $4.6 million in the second quarter of 2006, compared to a recovery of loan losses of $2.5 million in the first quarter of 2006. In the second quarter of 2006, the Company recognized a net loan charge-off of $2.7 million, which included $5.9 million in gross loan charge-offs and $3.2 million in gross loan recoveries.  This compares to a net loan recovery of $1.6 million in the first quarter of 2006, which was comprised of gross loan charge-offs of $1.4 million and gross loan recoveries of $3.0 million.

•                  The allowance for unfunded credit commitments decreased by $3.3 million to $13.3 million at June 30, 2006, compared to $16.6 million at March 31, 2006.

•                  Nonperforming loans (NPLs) were 0.25 percent of total gross loans at June 30, 2006, up from 0.14 percent at March 31, 2006 and down from 0.65 percent at June 30, 2005. The allowance for loan losses was 1.28 percent of total gross loans at June 30, 2006 compared to 1.30 percent at March 31, 2006 and 1.50 percent at June 30, 2005.

•                  Client investment funds invested through SVB Financial Group and maintained at third party financial institutions increased to $17.5 billion at June 30, 2006, from $16.4 billion at March 31, 2006 and $13.0 billion at June 30, 2005.

•                  Quarterly average deposits of $4.0 billion during the second quarter of 2006 decreased $96.9 million or 2.4% in comparison to the first quarter of 2006.

•                  Quarterly average federal funds purchased and securities sold under agreement to repurchase (“short-term borrowings”) were $314.4 million during the second quarter of 2006, an increase of $122.1 million or 63.5% in comparison to the first quarter of 2006.

•                  During the second quarter of 2006, the Company repurchased 882,615 shares of its common stock at an aggregate cost of $43.5 million under the stock repurchase program

“We are working to align SVB Alliant with SVB Financial Group in order to realize the potential synergies we identified when we acquired the company,” said Ken Wilcox, President and CEO of SVB Financial Group. “Although this alignment is taking longer than we expected, our overall results this quarter show that our strategy of product diversification, industry focus and geographic expansion remains effective in delivering continued growth.”

Selected Second Quarter Financial Results

	For the three months ended			% Change	% Change
(Dollars in millions, except per share amounts)	June 30, 2006	March 31, 2006	June 30, 2005	Current Quarter/ Prior Quarter	Current Quarter / Prior Year Quarter

EPS (Diluted)	$0.36	$0.58	$0.54	(37.9)%	(33.3)%
Net Income	13.6	22.3	20.9	(39.0)	(34.9)
Average Total Assets	5,296.5	5,264.8	5,040.7	0.6	5.1
Return on Average Assets (1)	1.03%	1.72%	1.66%
Return on Average Equity (1)	9.33%	15.77%	15.90%

(1) Ratios represent annualized consolidated net income divided by quarterly average assets/equity.

	For the six months ended
(Dollars in millions, Except per share amounts)	June 30, 2006	June 30, 2005	% Change

EPS (Diluted)	$0.94	$1.13	(16.8)%
Net Income	35.9	43.8	(18.0)
Average Total Assets	5,280.7	5,082.9	3.9
Return on Average Assets (2)	1.37%	1.74%
Return on Average Equity (2)	12.50%	16.55%

(2) Ratios represent annualized consolidated net income divided by year-to-date average assets/equity.

Average Assets, Loans, Investment Securities, Deposits and Short-Term Borrowings

Quarterly average assets were $5.3 billion for the second and first quarters of 2006 and $5.0 billion for the second quarter of 2005.

Quarterly average loan balances, net of unearned income, increased by $67.4 million to $2.7 billion in the second quarter of 2006 from the first quarter of 2006. The increase was driven by growth in the commercial loan portfolio.  The increase in quarterly average loans was funded primarily by increases in short-term borrowings.

Quarterly average investment securities for the second quarter of 2006 decreased by $75.6 million, compared to the first quarter of 2006, and decreased by $121.0 million from the second quarter of 2005. Quarterly average investment securities represented approximately 33.6 percent of total average assets in the second quarter of 2006, compared to 35.2 percent of total average assets in the first quarter of 2006, and 37.7 percent of total average assets in the second quarter of 2005.

Quarterly average deposit balances decreased by $96.9 million to $4.0 billion in the second quarter of 2006 from $4.1 billion in the first quarter of 2006. The average noninterest-bearing demand deposit balance per client was $264.3 thousand at June 30, 2006, versus $271.1 thousand at March 31, 2006 and $257.1 thousand at June 30, 2005.

Quarterly average short-term borrowings increased by $122.1 million to $314.4 million in the second quarter of 2006 from $192.3 million in the first quarter of 2006.

Period-End Assets and Deposits

Total assets of $5.5 billion at June 30, 2006 increased $25.4 million from March 31, 2006, and increased $163.8 million from June 30, 2005. Loans, net of unearned income, increased by $192.6 million to $3.0 billion at June 30, 2006 as compared to March 31, 2006, and increased $526.7 million from $2.4 billion at June 30, 2005.

Period-end total deposits of $3.9 billion at June 30, 2006 decreased $235.2 million from $4.1 billion at March 31, 2006, and decreased $459.8 million from $4.4 billion at June 30, 2005.

The increase in period-end total loans, net of unearned income, at June 30, 2006 in comparison to March 31, 2006 contributed to the increase in total assets at June 30, 2006.  The increase in total assets was offset by a decrease in total deposits and investment securities as well as repurchases of the Company’s own common stock at a cost of $43.5 million during the second quarter of 2006.

The ratio of loans, net of unearned income, to deposits, was 75.40 percent as of June 30, 2006 compared to 66.48 percent as of March 31, 2006.

Net Interest Income

Net interest income of $85.8 million in the second quarter of 2006 increased by $1.9 million or 2.3 percent, from $83.9 million in the first quarter of 2006, and increased $14.3 million or 20.1 percent, from $71.4 million in the second quarter of 2005. The increase in the second quarter of 2006 as compared to the first quarter of 2006 was primarily due to a $4.1 million increase in income from the loan portfolio, which was driven by an increase in loan yields, partially offset by increases in the levels and rates of short-term borrowings. On February 1, 2006, March 29, 2006, May 11, 2006 and June 30, 2006, SVB Financial Group increased its prime-lending rate, each time by 25 basis points, bringing its prime-lending rate to 8.25 percent at June 30, 2006. As of June 30, 2006, 65.4 percent, or $2.9 billion of the Company’s outstanding gross loans, were variable-rate loans and would reprice at a prescribed measurement date upon a change in the Company’s prime lending rate or other variable indices.

Net Interest Margin

Net interest margin was 7.30 percent in the second quarter of 2006, compared to 7.25 percent in the first quarter of 2006. This increase was largely due to an increase in yields from the loan portfolio, partially offset by increases in the levels and rates of short-term borrowings.  The yield on the loan portfolio, net of unearned income, rose to 10.31 percent for the second quarter of 2006 from 10.07 percent for the first quarter of 2006, largely due to recent increases in short-term market interest rates.

For the six months ended June 30, 2006, net interest margin reached 7.28 percent, increasing from 6.25 percent from the equivalent prior year period. Total average loans, net of unearned income increased to $2.7 billion for the six months ended June 30, 2006 from $2.2 billion for the prior year period.

	For the three months ended			% Change	% Change
(Dollars in millions)	June 30, 2006	March 31, 2006	June 30, 2005	Current Quarter / Prior Quarter	Current Quarter / Prior Year Quarter

Average Loans, Net of Unearned Income	$2,730.9	$2,663.4	$2,253.1	2.5%	21.2%
Average Investment Securities	1,780.2	1,855.7	1,901.2	(4.1)	(6.4)
Average Deposits	3,964.7	4,061.6	4,113.9	(2.4)	(3.6)
Average Short-Term Borrowings	314.4	192.3	7.9	63.5	—
Fully Taxable Equivalent:
Net Interest Income	86.2	84.3	71.9	2.3	19.9
Net Interest Margin	7.30%	7.25%	6.37%	0.7	14.6
Period End Prime Rate	8.25%	7.75%	6.00%	6.5	37.5
Average SVB Prime Lending Rate	7.89%	7.42%	5.91%	6.3%	33.5%

	For the six months ended
(Dollars in millions)	June 30, 2006	June 30, 2005	% Change

Average Loans, Net of Unearned Income	$2,697.3	$2,213.2	21.9%
Average Investment Securities	1,817.3	1,980.6	(8.2)
Average Deposits	4,012.9	4,155.3	(3.4)
Average Short-Term Borrowings	253.7	4.0	—
Fully Taxable Equivalent:
Net Interest Income	170.5	141.6	20.4
Net Interest Margin	7.28%	6.25%	16.5
Average SVB Prime Lending Rate	7.65%	5.67%	34.9%

Noninterest Income

Noninterest income of $41.0 million in the second quarter of 2006 increased by $17.6 million or 75.2 percent, from $23.4 million in the first quarter of 2006 and increased by $10.6 million from $30.4 million in the second quarter of 2005. The increase in the second quarter of 2006 in comparison to the first quarter of 2006 was primarily driven by a $10.5 million increase in net gains on derivative instruments, a $4.2 million increase in net gains on investment securities, inclusive of $3.2 million of losses on the sale of certain available for sale investments, and an increase in client investment fees of $1.4 million.

Gains on Derivatives

	For the three months ended			% Change	% Change
(Dollars in thousands)	June 30, 2006	March 31, 2006	June 30, 2005	Current Quarter / Prior Quarter	Current Quarter / Prior Year Quarter

Foreign exchange forwards (1)	$6,639	$5,305	$6,792	25.1%	(2.3)%
Foreign exchange forwards (2)	(520)	(533)	—	(2.4)	—
Total gains on foreign exchange forwards	6,119	4,772	6,792	28.2	(9.9)

Change in fair value of interest rate swap	(1,586)	(2,871)	—	(44.8)	—

Equity warrant assets change in fair value:
Cancellations and expirations	(722)	(754)	(681)	(4.2)	6.0
Other changes in fair value	8,916	1,080	4,004	725.6	122.7
Total net gains on equity warrant assets (3)	8,194	326	3,323	—	146.6

Total gains on derivatives instruments, net	$12,727	$2,227	$10,115	471.5%	25.8%

	For the six months ended
(Dollars in thousands)	June 30, 2006	June 30, 2005	% Change

Foreign exchange forwards (1)	$11,944	$11,611	2.9%
Foreign exchange forwards (2)	(1,053)	—	—
Total gains on foreign exchange forwards	10,891	11,611	(6.2)

Change in fair value interest rate swap	(4,457)	—	—

Equity warrant assets change in fair value:
Cancellations and expirations	(1,476)	(819)	80.2
Other changes in fair value	9,996	3,349	198.5
Total net gains on equity warrant assets (3)	8,520	2,530	236.8

Total gains on derivatives instruments, net	$14,954	$14,141	5.7%

(1)          Represents the income differential between foreign exchange forward contracts/non-deliverable foreign exchange forward contracts with clients and opposite way foreign exchange forward contracts/non-deliverable foreign exchange forward contracts with correspondent banks. See Note 13 “Derivative Financial Instruments” under Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

(2)          Represents change in fair value of foreign exchange forward contracts with correspondent banks to economically reduce foreign exchange exposure risk related to certain foreign currency denominated loans.

(3)          Includes net gains on equity warrant assets held by consolidated investment affiliates.  Relevant amounts attributable to minority interests are reflected in the interim consolidated income statement under the caption “Minority Interest in Net (Income)/Losses of Consolidated Affiliates”.

Impact of Derivative Equity Warrant Assets on Income before Income Taxes

Interest income from loans in the second quarter of 2006 included $1.8 million from accretion of gross warrant loan fees, compared to $1.6 million in the first quarter of 2006. Net gains on derivative equity warrant assets totaled $8.2 million in the second quarter of 2006 compared to $0.3 million in gains in the first quarter of 2006. The components of derivative equity warrant assets gains are presented in the table above. Net gains on investment securities in the second quarter of 2006 were $3.2 million as compared to a $0.6 million net gain in the first quarter of 2006 related to the sale of equity securities obtained from the exercise of warrants. As of June 30, 2006, the Company directly held 1,870 warrants in 1,288 companies.

Client Investment Fees

Client investment fees totaled $11.0 million in the second quarter of 2006, which represents an increase of $1.4 million, or 14.6 percent, compared to client investment fees of $9.6 million for the first quarter of 2006. The increase in client investment fees was due to an increase of $1.6 billion in average total client investment funds to $17.2 billion during the second quarter of 2006 from $15.6 billion during the first quarter of 2006.

	For the three months ended
(Dollars in thousands)	June 30, 2006	March 31, 2006	June 30, 2005

Client Investment Fees	$10,972	$9,637	$7,805

Client Investment Funds and Deposits

(Dollars in millions)	At June 30, 2006	At March 31, 2006	At June 30, 2005

Client Investment Funds (1):
Client Directed Investment Assets	$10,428.4	$10,093.8	$8,073.9
Sweep Money Market Funds	2,476.3	2,183.2	1,468.6
Client Investment Assets Under Management	4,591.1	4,091.6	3,445.6
Total Client Investment Funds	17,495.8	16,368.6	12,988.1

Deposits:
Noninterest-Bearing Demand	2,758.4	2,998.2	2,728.6
Negotiable Order of Withdrawal (NOW)	46.5	38.1	38.4
Money Market	777.3	795.2	1,315.9
Time	331.1	317.0	290.2
Total Deposits	3,913.3	4,148.5	4,373.1

Total Client Investment Funds and Deposits	$21,409.1	$20,517.1	$17,361.2

(1) Client Investment Funds invested through SVB Financial Group are maintained at third party financial institutions.

Gains (Losses) on Investment Securities, Net

Net gains on investment securities were $4.1 million in the second quarter of 2006, compared to net losses of $0.1 million in the first quarter of 2006 and net losses of $1.6 million in the second quarter of 2005. The net gain on investment securities of $4.1 million in the second quarter of 2006 included gains on exercised warrants of $3.2 million, net gains on sales of venture funds of $2.8 million and net gains on sales of venture debt investments of $1.3 million, net of a loss of $3.2 million due to the sale of certain available for sale investments. As of June 30, 2006, the Company held investments, either directly or through its managed investment funds, in 344 private equity funds, 43 companies and 3 venture debt funds.

Noninterest Expense

Noninterest expense in the second quarter of 2006 totaled $93.6 million, inclusive of a charge of $18.4 million due to impairment of goodwill and a $1.8 million charge in connection with the expected settlement of a litigation matter, compared to $70.7 million of noninterest expense in the first quarter of 2006.

Noninterest expense of $164.3 million for the six months ended June 30, 2006 increased $37.2 million or 29.3 percent, compared to $127.1 million for the previous period a year ago.

The increases in noninterest expense during the second quarter of 2006 and during the six months ended June 30, 2006 are attributable to a charge for impairment of goodwill as well as increases in compensation expense related to share-based compensation and professional services, partially offset by a reduction in the allowance for unfunded credit commitments.  The increase in compensation expense during the six months was largely due to the Company’s adoption of Statement of Financial Accounting Standards 123(R), Share-Based Payment (“SFAS 123(R)”), which requires expensing of share-based compensation costs including all share-based grants prior to, but not yet vested, as of January 1, 2006. The increase in professional services expense was primarily related to consulting costs incurred as part of ongoing efforts to accomplish and maintain compliance with various regulations and legal services associated with a litigation matter.

SVB Alliant Goodwill Impairment

In connection with its annual goodwill impairment assessment of SVB Alliant, its investment banking subsidiary, and in connection with the results of that assessment, the Company has recognized a non-cash, pre-tax charge of $18.4 million for the second quarter of 2006.  The impairment results from changes in the Company’s outlook for SVB Alliant’s future financial performance due to recent changes in staffing and lowered expectations of future revenue streams.  Net of tax, the charge was $10.4 million, or $0.28 per share on a fully diluted basis.  After reflecting the impact of the goodwill impairment charge, the Company realized net income of $0.36 per diluted common share for the second quarter of 2006.

Share-Based Compensation

The Company adopted SFAS 123(R) on January 1, 2006 using the modified prospective method. SFAS 123(R) requires the Company to measure all employee share-based compensation awards using a fair value based method, estimate award forfeitures, and record such expense in its consolidated statements of income. Consolidated net income for the second quarter of 2006 includes $5.6 million (pre-tax) in share-based payment expense as compared to $5.9 for the first quarter of 2006. This expense for the second quarter of 2006 included $4.5 million in stock option and employee stock purchase plan expense calculated in accordance with SFAS 123(R) and $1.1 million in other share-based payment expense as compared to $4.4 million in stock option and employee stock purchase plan expense and $1.5 million in other share-based payment expense for the first quarter of 2006. Share-based payment expense was $2.2 million for the second quarter of 2005. The Company has not reflected employee stock option and employee stock purchase plan expenses in consolidated net income in fiscal periods prior to 2006. The Company recorded a cumulative effect of a change in accounting principle, net of tax, on adoption of SFAS 123(R) of $0.2 million during the first quarter of 2006.

Income Tax Expense

The Company’s effective tax rate was 40.08 percent for the second quarter of 2006 compared to 43.13 percent for the first quarter of 2006.  The lower tax rate was primarily attributable to the higher impact of the Company’s federally tax-advantaged investments on the overall lower pre-tax income.

The Company’s effective tax rate for the six months ended June 30, 2006 was 42.00 percent compared to 39.95 percent for the same period a year ago.  The higher tax rate was primarily attributable to the tax impact of the SFAS 123(R) expense for share-based payments on its overall lower pre-tax income.

Credit Quality

NPLs totaled $7.4 million, or 0.25 percent of total gross loans, at June 30, 2006, compared to $3.9 million, or 0.14 percent of total gross loans, at March 31, 2006 and $15.8 million, or 0.65 percent of total gross loans at June 30, 2005.  The Company’s allowance for loan losses was $37.9 million, or 1.28 percent of total gross loans and 514.55 percent of NPLs, at June 30, 2006. This compares to $36.0 million, or 1.30 percent of total gross loans and 917.21 percent of NPLs, at March 31, 2006. At June 30, 2005, the allowance for loan losses totaled $36.4 million, or 1.50 percent of total gross loans and 230.54 percent of NPLs.

The Company recognized $5.9 million in gross loan charge-offs and realized $3.2 million in gross loan recoveries during the second quarter of 2006.  This compares to gross loan recoveries of $3.0 million and gross loan charge-offs of $1.4 million in the first quarter of 2006.

The Company’s allowance for unfunded credit commitments decreased by $3.3 million to $13.3 million at June 30, 2006, compared to $16.6 million at March 31, 2006 due to a change in the methodology used to estimate the allowance.

Minority Interest in Consolidated Affiliates

Minority interest in net income of consolidated affiliates increased by $5.6 million during the second quarter of 2006, primarily due to gains on sales of investments and an increase in the value of warrant assets held by consolidated affiliates. In addition, total minority interest in capital of consolidated affiliates increased due to equity transactions, which included capital calls of $8.9 million.

Stock Repurchase Plan and Stockholders’ Equity

During the second quarter of 2006, the Company repurchased 882,615 shares of its common stock at an aggregate cost of $43.5 million under the stock repurchase program, leaving $32.2 million in remaining authorization under the current program.  Repurchases of common stock during the six months ended June 30, 2006 totaled $69.3 million and represented 1,392,615 shares. The Company’s trading window closed at the close of business on June 2, 2006. To continue the repurchase program, the Company put into effect a 10b5-1 plan, which allows the Company to automatically repurchase a predetermined number of shares per day at the market price on every trading day until the trading window re-opens on August 1, 2006.

On July 20, 2006, the Company’s Board of Directors increased the stock repurchase plan and authorized up to an additional $70.0 million of common stock to be repurchased. The Company may, at its discretion, exercise this additional repurchase authority at any time on or before June 30, 2008 in the open market, through block trades or otherwise, pursuant to applicable securities laws. Depending on market conditions, availability of funds, and other relevant factors, the Company may begin or suspend repurchases at any time prior to the termination of the repurchase program on June 30, 2008, without any prior notice.

Stockholders’ equity totaled $568.1 million at June 30, 2006, a decrease of $18.0 million compared to $586.1 million at March 31, 2006 and an increase of $35.2 million compared to $532.9 million at June 30, 2005.  Stockholders’ equity decreased during the second quarter of 2006 primarily as a result of common stock repurchases partially offset by quarterly consolidated net income and tax benefits associated with share based payments.  Both SVB Financial Group’s and Silicon Valley Bank’s capital ratios were in excess of regulatory guidelines for classification as a well-capitalized depository institution as of June 30, 2006.

Impact of Convertible Debt on Earnings Per Diluted Common Share

The Company included the dilutive effect of its $150.0 million zero-coupon, convertible subordinated notes due June 15, 2008 in its EPS calculation using the treasury stock method, in accordance with the provisions of Emerging Issue Task Force (EITF) issue No. 90-19, Convertible Bonds With Issuer Option to Settle in Cash Upon Conversion and SFAS No. 128, Earnings Per Share (“SFAS No. 128”). The exposure draft of SFAS No. 128(R), if adopted in its proposed form, will require the Company to change its accounting for the calculation of EPS for its contingently convertible debt to the “if-converted” method. Such treatment of the contingently convertible debt would have decreased EPS by $0.03 per diluted common share, or 8.3 percent, for the second quarter of 2006 and $0.07 per diluted common share, or 7.4 percent, for the six months ended June 30, 2006.

Outlook for Third Quarter of 2006

SVB Financial Group currently expects third quarter 2006 earnings to be between $0.66 and $0.72 per diluted common share. This outlook reflects the full effect of the 25-basis point increase in the Federal Funds rate announced on June 29, 2006; a comparable amount of provision for loan losses and unfunded credit commitments on a combined basis; noninterest expense comparable to the second quarter of 2006, excluding the charge of $18.4 million due to impairment of goodwill and the $1.8 million charge in connection with the expected settlement of a litigation matter.  We also expect higher average loan growth in the third quarter compared to the second quarter, modest growth in total client funds, and lower noninterest income related to net derivative gains compared to the second quarter.  The Company’s guidance does not anticipate the impact of any proposed accounting pronouncements and in particular the exposure draft of SFAS No. 128(R), which may change its accounting for the calculation of EPS for its contingently convertible debt to the “if-converted” method for the third quarter of 2006.  The Company’s effective tax rate is expected to be higher than the second quarter of 2006 but not anticipated to exceed the first quarter of 2006.  The preceding statements regarding our expectations of diluted earnings per share, provision for loan losses and unfunded credit commitments, loan and deposit growth, noninterest income and noninterest expense for the third quarter 2006 are forward looking statements. Actual results may differ.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Management has in the past and might in the future make forward-looking statements orally to analysts, investors, the media and others. Forward-looking statements are statements that are not historical facts. Broadly speaking, forward-looking statements include, without limitation, the following:

•             Projections of the Company’s revenues, income, earnings per share, noninterest, professional service, compliance, compensation and other costs, cash flows, balance sheet, capital expenditures, capital structure or other financial items

•             Descriptions of strategic initiatives, plans or objectives of management for future operations, including pending acquisitions

•             Statements about the efficacy of the Company’s strategy

•             Forecasts of venture capital funding levels

•             Forecasts of future interest rates

•             Forecasts of expected levels of provisions for loan losses and loan growth and deposits

•             Forecasts of future economic performance

•             Forecasts of future prevailing interest rates

•             Forecasts of future recoveries on currently held investments

•             Descriptions of assumptions underlying or relating to any of the foregoing

You can identify these and other forward-looking statements by the use of words such as “becoming,” “may,” “will,” “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,” the negative of such words, or comparable terminology. Although management believes that the expectations reflected in these forward-looking statements are reasonable, and it has based these expectations on its beliefs, and its assumptions, such expectations may prove to be incorrect. Actual results of operations and financial performance could differ significantly from those expressed in or implied by management’s forward-looking statements.

In this release, the Company makes forward-looking statements discussing the Company’s management’s expectations about the following:

•              Its financial results for the three and nine months ended September 30, 2006

•             Future performance

•             Future market interest rates

•             Future economic conditions

Factors that may cause the third quarter 2006 outlook to change include the following:

•                  Accounting changes, as required by generally accepted accounting principles in the United States of America

•                  Changes in the state of the economy or the markets served by the Company

•                  Changes in credit quality of the Company’s loan portfolio

•                  Changes in interest rates or market levels or factors affecting them

•                  Changes in the performance or equity valuation of companies in which the Company has invested

•                  Variations from the Company’s expectations as to factors impacting its cost structure

For additional information about factors that could cause actual results to differ from the expectations stated in forward-looking statements, please see the text under the caption “Risk Factors” included under Item 1A of Part I of the Company’s most recently filed Form 10-K for the annual period ended December 31, 2005. The Company urges investors to consider all of these factors carefully in evaluating the forward-looking statements contained in this discussion and analysis. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this release are made only as of the date of this release. The Company does not intend, and undertakes no obligation, to update these forward-looking statements.

Certain reclassifications were made to prior years’ results to conform to 2006 presentations. Such reclassifications had no effect on the Company’s results of operations or stockholders’ equity.

Earnings Conference Call

On July 27, 2006, the Company will host a conference call at 2:00 p.m. (Pacific Time) to discuss the second quarter 2006 financial results.  The conference call can be accessed by dialing (800) 540-0559 and referencing the conference ID “7SILICON.”  A listen-only live webcast can be accessed on the Investor Relations page of the Company’s website at www.svb.com.  A digitized replay of this conference call will be available beginning at approximately 4:30 p.m. (Pacific Time), on Thursday, July 27, 2006, through midnight (Pacific Time), on Sunday, August 27, 2006, by dialing (800) 283-4642. A replay of the webcast will also be available on www.svb.com for 12 months following the call.

About SVB Financial Group

For more than 20 years, SVB Financial Group, the parent company of SVB Silicon Valley Bank, SVB Alliant, SVB Capital and SVB Global, has been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Headquartered in Santa Clara, Calif., SVB Financial Group provides clients with commercial, investment, international and private banking services. The Company also offers funds management, broker-dealer transactions, asset management and a full range of services for private equity companies, as well as the added value of its knowledge and networks worldwide. SVB Financial Group operates through 27 offices in the U.S. and three internationally. More information on the Company can be found at www.svb.com.

SVB Silicon Valley Bank refers to the commercial banking operation of SVB Financial Group, which includes Silicon Valley Bank, the California bank subsidiary of SVB Financial Group.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the three months ended			For the six months ended
(Dollars in thousands, except per share amounts)	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Interest Income:
Loans	$70,219	$66,148	$51,306	$136,367	$98,762
Investment Securities:
Taxable	19,600	20,394	20,935	39,994	41,680
Non-Taxable	781	823	947	1,604	1,970
Federal Funds Sold and Securities
Purchased Under Agreement to Resell and Other Short-Term Investments	2,530	2,040	2,025	4,570	4,984
Total Interest Income	93,130	89,405	75,213	182,535	147,396

Interest Expense:
Deposits	2,336	2,325	2,848	4,661	5,110
Other Borrowings	5,032	3,201	931	8,233	1,726
Total Interest Expense	7,368	5,526	3,779	12,894	6,836

Net Interest Income	85,762	83,879	71,434	169,641	140,560
Provision for/(Recovery of) Loan Losses	4,602	(2,474)	814	2,128	(3,000)
Net Interest Income After Provision for/(Recovery of) Loan Losses	81,160	86,353	70,620	167,513	143,560

Noninterest Income:
Client Investment Fees	10,972	9,637	7,805	20,609	15,201
Gains on Derivative Instruments, Net	12,727	2,227	10,115	14,954	14,141
Corporate Finance Fees	2,775	2,438	6,935	5,213	11,749
Letter of Credit and Standby Letter of Credit Income	2,642	2,350	2,423	4,992	4,793
Deposit Service Charges	2,310	2,178	2,378	4,488	4,882
Gains (Losses) on Investment Securities, Net	4,080	(61)	(1,631)	4,019	(429)
Other	5,472	4,632	2,364	10,104	5,421
Total Noninterest Income	40,978	23,401	30,389	64,379	55,758

Noninterest Expense:
Compensation and Benefits (share-based payments of $5.6, $5.9, $2.2, $11.5 and $3.5 (1))	48,675	44,521	44,280	93,196	84,548
Impairment of Goodwill	18,434	—	—	18,434	—
Professional Services	10,074	8,355	5,653	18,429	10,723
Net Occupancy	4,298	4,205	4,215	8,503	8,873
Furniture and Equipment	3,671	3,704	3,300	7,375	6,019
Business Development and Travel	2,987	2,754	2,702	5,741	4,792
Correspondent Bank Fees	1,452	1,130	1,475	2,582	2,696
Data Processing Services	861	1,128	952	1,989	1,965
Telephone	880	907	1,061	1,787	1,950
(Reduction of)/Provision for Unfunded Credit Commitments	(3,325)	(496)	(1,074)	(3,821)	(1,259)
Other	5,631	4,480	3,761	10,111	6,833
Total Noninterest Expense	93,638	70,688	66,325	164,326	127,140
Income before Minority Interest in Net (Income)/Losses of Consolidated Affiliates and Income Tax Expense	28,500	39,066	34,684	67,566	72,178
Minority Interest in Net (Income)/Losses of Consolidated Affiliates	(5,814)	(244)	372	(6,058)	813
Income Before Income Taxes	22,686	38,822	35,056	61,508	72,991
Income Tax Expense	9,092	16,743	14,160	25,835	29,159
Net Income before Cumulative Effect of Change in Accounting Principle	13,594	22,079	20,896	35,673	43,832
Cumulative Effect of Change in Accounting Principle, Net of Tax (2)	—	192	—	192	—
Net Income	$13,594	$22,271	$20,896	$35,865	$43,832
Earnings per Common Share — Basic before Cumulative Effect of Change in Accounting Principle	$0.39	$0.63	$0.60	$1.02	$1.24
Earnings per Common Share — Diluted before Cumulative Effect of Change in Accounting Principle	$0.36	$0.57	$0.54	$0.93	$1.13
Earnings per Common Share — Basic	$0.39	$0.63	$0.60	$1.02	$1.24
Earnings per Common Share — Diluted	$0.36	$0.58	$0.54	$0.94	$1.13
Weighted Average Shares Outstanding — Basic	34,968,294	35,085,991	35,009,806	35,030,327	35,338,662
Weighted Average Shares Outstanding — Diluted	37,991,127	38,447,399	38,473,589	38,215,891	38,626,617

(1)                For the three months ended June 30, 2006, March 31, 2006 and June 30, 2005, respectively, and the six months ended June 30, 2006 and June 30, 2005, respectively (in millions).

(2)                The cumulative effect of change in accounting principle and taxes on previously granted restricted stock for the effects of adopting SFAS 123(R) Share-Based Payment.

SVB FINANCIAL GROUP AND SUBSIDIARIES
 INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and per share amounts)	June 30, 2006	March 31, 2006	June 30, 2005
Assets:
Cash and Due from Banks	$321,334	$293,022	$259,824
Federal Funds Sold, Securities Purchased Under Agreement to Resell and Other Short-Term Investment Securities	222,937	256,973	278,421
Investment Securities	1,759,387	1,944,335	2,175,284
Loans:
Gross Loans	2,971,851	2,777,304	2,444,303
Unearned Income on Loans	(21,225)	(19,324)	(20,338)
Loans, Net of Unearned Income	2,950,626	2,757,980	2,423,965
Allowance for Loan Losses	(37,907)	(35,982)	(36,372)
Net Loans	2,912,719	2,721,998	2,387,593
Premises and Equipment, Net of Accumulated Depreciation and Amortization	31,328	26,922	18,782
Goodwill	17,204	35,638	35,638
Accrued Interest Receivable and Other Assets	206,742	167,380	152,284
Total Assets	$5,471,651	$5,446,268	$5,307,826

Liabilities, Minority Interest, and Stockholders’ Equity:
Liabilities:
Deposits:
Noninterest-Bearing Demand	$2,758,391	$2,998,220	$2,728,646
Negotiable Order of Withdrawal (NOW)	46,489	38,071	38,446
Money Market	777,327	795,216	1,315,850
Time	331,097	316,999	290,177
Total Deposits	3,913,304	4,148,506	4,373,119
Federal Funds Purchased and Securities Sold Under Agreement to Repurchase	533,811	289,604	—
Contingently Convertible Debt	147,990	147,810	147,195
Junior Subordinated Debentures	49,857	49,560	50,304
Other Borrowings	—	2,574	11,418
Other Liabilities	105,535	83,731	94,780
Total Liabilities	4,750,497	4,721,785	4,676,816

Minority Interest in Capital of Consolidated Affiliates	153,033	138,365	98,080

Stockholders’ Equity:
Common Stock, $0.001 Par Value	35	35	35
Additional Paid-In Capital	8,876	7,812	5,263
Retained Earnings	596,128	609,764	539,035
Unearned Compensation	—	—	(9,171)
Accumulated Other Comprehensive Loss	(36,918)	(31,493)	(2,232)
Total Stockholders’ Equity	568,121	586,118	532,930
Total Liabilities, Minority Interest, and Stockholders’ Equity	$5,471,651	$5,446,268	$5,307,826

Capital Ratios:
Total Risk-Based Capital Ratio	14.48%	15.88%	14.87%
Tier 1 Risk-Based Capital Ratio	12.83	13.46	12.35
Tier 1 Leverage Ratio	12.32	12.28	11.15

Other Period-End Statistics:
Loans, Net of Unearned Income-to-Deposits Ratio	75.40%	66.48%	55.43%
Book Value Per Share	$16.30	$16.54	$15.21
Full-Time Equivalent Employees	1,067	1,032	1,034
Common Stock Outstanding	34,858,110	35,446,037	35,037,064

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	For the three months ended,
	June 30, 2006			March 31, 2006
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-Earning Assets:
Federal Funds Sold, Securities Purchased Under Agreement to Resell and Other Short-Term Investments (1)	$225,294	$2,530	4.50%	$196,894	$2,040	4.20%
Investment Securities:
Taxable	1,709,396	19,600	4.60	1,781,098	20,395	4.64
Non-Taxable (2)	70,778	1,202	6.81	74,628	1,265	6.87
Loans:
Commercial	2,296,860	62,037	10.83	2,240,951	58,565	10.60
Real Estate Construction and Term	181,012	3,069	6.80	174,701	2,939	6.82
Consumer and Other	253,005	5,113	8.11	247,796	4,644	7.60
Total Loans, Net of Unearned Income	2,730,877	70,219	10.31	2,663,448	66,148	10.07
Total Interest-Earning Assets	4,736,345	93,551	7.92	4,716,068	89,848	7.73

Cash and Due From Banks	236,714			246,486
Allowance for Loan Losses	(37,149)			(38,036)
Goodwill	35,435			35,638
Other Assets (3)	325,115			304,638
Total Assets	$5,296,460			$5,264,794

Funding Sources:
Interest-Bearing Liabilities:
NOW Deposits	$38,749	43	0.45	$41,826	41	0.39
Regular Money Market Deposits	211,356	462	0.88	283,432	535	0.77
Bonus Money Market Deposits	593,297	1,299	0.88	619,796	1,238	0.81
Time Deposits	321,778	532	0.66	313,890	511	0.66
Federal Funds Purchased and Securities Sold Under Agreement to Repurchase	314,431	3,987	5.09	192,292	2,243	4.73
Contingently Convertible Debt	147,895	233	0.63	147,705	232	0.64
Junior Subordinated Debentures	49,498	797	6.46	50,190	720	5.82
Other Borrowings	1,788	15	3.36	137	6	17.76
Total Interest-Bearing Liabilities	1,678,792	7,368	1.76	1,649,268	5,526	1.36
Portion of Noninterest-Bearing Funding Sources	3,057,553			3,066,800
Total Funding Sources	4,736,345	7,368	0.62	4,716,068	5,526	0.48

Noninterest-Bearing Funding Sources:
Demand Deposits	2,799,489			2,802,607
Other Liabilities	95,068			119,469
Minority Interest in Capital of Consolidated Affiliates	138,864			120,808
Stockholders’ Equity	584,247			572,642
Portion Used to Fund Interest-Earning Assets	(3,057,553)			(3,066,800)
Total Liabilities, Minority Interest, and Stockholders’ Equity	$5,296,460			$5,264,794

Net Interest Income and Margin		$86,183	7.30%		$84,322	7.25%

Total Deposits	$3,964,669			$4,061,551

Average Stockholders’ Equity as a Percentage of Average Assets			11.03%			10.88%

(1.) Includes average interest-bearing deposits in other financial institutions of $32.3 million and $27.8 million for the second quarter of 2006 and first quarter of 2006, respectively.

(2.) Interest income on non-taxable investments is presented on a fully taxable-equivalent basis using the federal statutory income tax rate of 35.0 percent in 2006. The tax equivalent adjustments were $0.4 million for both the second and first quarter of 2006.

(3.) Average investments of $129.5 million and $127.7 million for the second quarter of 2006 and first quarter of 2006, respectively, were reclassified to other assets, as they were noninterest-yielding assets.

SVB FINANCIAL GROUP AND SUBSIDIARIES
CREDIT QUALITY
(Unaudited)

(Dollars in thousands)	June 30, 2006	March 31, 2006	June 30, 2005

Nonperforming Loans and Assets:
Loans Past Due 90 Days or More	$500	$—	$—
Nonaccrual Loans	6,867	3,923	15,777
Total Nonperforming Loans	7,367	3,923	15,777
Other Real Estate Owned	5,949	5,949	—
Total Nonperforming Assets	$13,316	$9,872	$15,777

Nonperforming Loans as a Percentage of Total Gross Loans	0.25%	0.14%	0.65%
Nonperforming Assets as a Percentage of Total Assets	0.24%	0.18%	0.30%

Allowance for Loan Losses	$37,907	$35,982	$36,372
As a Percentage of Total Gross Loans	1.28%	1.30%	1.50%
As a Percentage of Nonperforming Loans	514.55%	917.21%	230.54%
Allowance For Unfunded Credit Commitments (1)	$13,293	$16,618	$14,928
Total Gross Loans	$2,971,851	$2,777,304	$2,444,303

(1) Allowance for Unfunded Credit Commitments is reflected in Other Liabilities.

Use of Non-GAAP Financial Measures

To supplement the Company’s unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), SVB Financial Group uses certain non-GAAP measures of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The GAAP measure most directly comparable to non-GAAP income tax expense is income tax expense. The GAAP measure most directly comparable to non-GAAP net income is net income. The Company believes that as these items do not occur in every reporting period, period-by-period comparisons by investors are facilitated by presentation of these non-GAAP financial measures of its core operating expenses and performance. A reconciliation of each of these non-GAAP financial measures to GAAP information is set forth in the table below.

SVB Financial Group believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that do not occur in every reporting period of the Company’s core business, operating results or future outlook. SVB Financial Group’s management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing the Company’s operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods. In the financial table below, SVB Financial Group has provided a reconciliation of the most comparable non-GAAP financial measure to each GAAP financial measure used in this press release.

The following table reconciles the non-GAAP Net Income to GAAP Net Income:

SVB FINANCIAL GROUP AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP TO GAAP NET INCOME
(Unaudited)

	For the three months ended			For the six months ended
	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005

Non-GAAP Net Income	$24,042	$22,271	$20,896	$46,313	$43,832
Impact of impairment of goodwill on income before income taxes (1)	(18,434)	—	—	(18,434)	—
Impact of impairment of goodwill on income tax benefit (2)	7,986	—	—	7,986	—
GAAP Net Income	$13,594	$22,271	$20,896	$35,865	$43,832

(1)          Goodwill impairment charge for SVB Alliant.

(2)          Tax benefit from goodwill impairment at SVB Alliant tax rate.